As filed with the Securities and Exchange Commission on March 1, 2018

Registration No. 333-152609

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-152609

UNDER THE SECURITIES ACT OF 1933

RAND LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	20-1195343 (IRS Employer Identification No.)

333 Washington Street, Suite 201

Jersey City, NJ 07302

(212) 863-9427

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

RAND LOGISTICS, INC.

2007 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Edward Levy

Chief Executive Officer

Rand Logistics, Inc.

333 Washington Street, Suite 201

Jersey City, NJ 07302

(212) 863-9427

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Stephen B. Kuhn

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. Yes ☐ No ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Rand Logistics, Inc., a Delaware corporation (“Rand”), relates to Registration Statement No. 333-152609 filed by Rand with the Securities and Exchange Commission on July 29, 2008, registering 2,500,000 shares of Rand’s Common Stock, par value $0.0001 per share (the “Registration Statement”).

On January 29, 2018, Rand and certain of its U.S. subsidiaries (together with Rand, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On February 28, 2018, the Bankruptcy Court entered an order confirming the Debtors’ pre-packaged plan of reorganization (the “Plan”). On March 1, 2018, all applicable conditions set forth in the Plan were satisfied or waived and the effective date of the Plan occurred (the “Effective Date”).

As a result of the effectiveness of the Plan, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by Rand to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, Rand hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Date, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, Rand certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey on March 1, 2018.

RAND LOGISTICS, INC.

By:	/s/ Edward Levy
Name: Edward Levy Title: President and CEO

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.